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                                                                   EXHIBIT 3.1.2




                            CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                            OF E-Z SERVE CORPORATION


          E-Z Serve Corporation, a Delaware corporation (the "Corporation"), hereby certifies that:

         FIRST: At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable and putting forth such amendment for consideration at the annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

                          RESOLVED, that the first paragraph of Article Four of the Corporation's Amended and Restated Certificate of Incorporation is hereby amended in its entirety to read as follows:

                          "The aggregate number of shares which the Corporation shall have the authority to issue is twenty-eight million (28,000,000), of which twenty-five million (25,000,000) shares shall be designated as Common Stock of the par value of one cent ($0.01) per share ($250,000); and three million (3,000,000) shall be designated as Preferred Stock of the par value of one cent ($0.01) per share ($30,000)."

         SECOND: Pursuant to a resolution of the Corporation's Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held on June 26, 1992, upon notice in accordance with the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: The amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Neil H. McLaurin, its President, and attested to by John T. Miller, its Secretary, on June 30, 1992.

                             E-Z SERVE CORPORATION



                             By:      /s/ Neil H. McLaurin
                                ----------------------------------
                             Name:   Neil H. McLaurin
                             Title:  President
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Attest:



By:      /s/ John T. Miller
   ---------------------------
Name:    John T. Miller
Title:   Secretary





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